Exhibit 10-r

            DESCRIPTION OF 2001 TCR RETENTION PROGRAM

In order to encourage employee retention during a period in which the Company is facing business and financial uncertainties, including those related to the proposed restructuring of parent company debt announced on January 16, 2001, the Board of Directors of the Company has approved the following retention program which is not formalized in a written plan:

Each employee of the Company and its subsidiaries (including executive officers) who is eligible for a bonus under the Company's Total Compensation Review ("TCR") program for 2001 and remains an employee through June 30, 2001 will receive in July 2001 a payment equal to 60% of his or her "target" annual bonus for 2001. The amount of this payment will be deducted from the TCR bonus for 2001 otherwise payable to such employee in February 2002.